Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN ELECTS HENRY W. MCGEE,

PRESIDENT OF HBO VIDEO, TO ITS BOARD OF DIRECTORS

VALLEY FORGE, PA, November 1, 2004 — AmerisourceBergen Corporation (NYSE:ABC) today announced that Henry W. McGee, 51, has been elected to its Board of Directors. The election, effective today, expands the AmerisourceBergen board from nine to ten members.

Mr. McGee is President, HBO Video, Home Box Office’s DVD and video marketing arm and a unit of Time Warner, Inc. He joined the then Time Inc. in 1979 and rose through a number of management positions until 1995 when he was named to lead HBO Video.

Under Mr. McGee’s direction HBO Video was one of the first in the video industry to use the Internet to expand marketing beyond traditional vehicles, and in 2003 he initiated the unit’s expansion into the international market with the start up of an HBO Video Label in the United Kingdom.

“Mr. McGee’s understanding of marketing and distribution, his commitment to innovation and his proven leadership make him an excellent addition to the Board,” said James R. Mellor, Chairman of the Board of AmerisourceBergen.

R. David Yost, Chief Executive Officer of AmerisourceBergen, added, “His strong background in a highly competitive business that is dependent on distribution and his executive experience are valuable additions to the Company.”

Mr. McGee is president of the Alvin Ailey Dance Theater Foundation, the largest modern dance organization in the U.S. He is a member of the executive committee of the Black Filmmaker Foundation and serves on the boards of the Sundance Institute and the Film Society of Lincoln Center, which produces the annual New York Film Festival.

He received his Bachelor of Arts and Master of Business Administration from Harvard University.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $47 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

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